Exhibit 21.1
SUBSIDIARIES OF EVELO BIOSCIENCES, INC.

Legal Name of Subsidiary	Jurisdiction of Organization
Evelo Biosciences (UK) Limited	England and Wales
Evelo Biosciences Security Corporation	Massachusetts